UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 29, 2006

ION Media Networks, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-13452	59-3212788
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

601 Clearwater Park Road, West Palm Beach, Florida		33401
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	561-659-4122

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 7.01 Regulation FD Disclosure.

The Registrant has received the appraisal of its television stations that it obtains annually as required by the agreements governing its $400 million Floating Rate First Priority Senior Secured Notes due 2012, its $405 million Floating Rate Second Priority Senior Secured Notes due 2013, and its $325 million First Priority Term Loan Facility (collectively, the "Senior Debt"). The appraiser concluded that, as of December 1, 2006, the estimated fair market value of the 57 television stations owned by the Registrant was $2.057 billion as start-up entities, based entirely on the broadcasting "stick" value of these stations.

The Registrant has had appraisals of its broadcast television stations prepared by independent valuation firms from time to time, and is required under the terms of the Senior Debt to obtain an annual appraisal of the value of its stations. Each appraisal was prepared in accordance with certain procedures and methodologies set forth therein. In general, appraisals represent the analysis and opinions of each of the appraisers as of their respective dates, subject to the assumptions and limitations set forth in the appraisal. An appraisal may not be indicative of the present or future values of the Registrant's assets upon liquidation or resale. The estimates and assumptions contained in the appraisals are subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the Registrant's control or the ability of the appraisers to accurately assess and estimate, and are based upon assumptions with respect to future business decisions and conditions which are subject to change. The opinions of value set forth in any appraisal and the actual values of the assets being appraised will vary, and those variations may be material. The Registrant provides no assurance that it would actually be able to realize, in any sale, liquidation, merger or other transaction involving the Registrant's assets, the estimated values of such assets set forth in any appraisal. Prospective investors in the Registrant's securities should not place undue reliance on the appraisals.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ION Media Networks, Inc.

January 5, 2007	By:	Adam K. Weinstein

Name: Adam K. Weinstein
Title: Senior Vice President, Secretary and Chief Legal Officer